Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts:

Heidi Gilmore	Joel Richman
Segue Software, Inc.	PAN Communications
hgilmore@segue.com	jrichman@pancomm.com
781/402-1000	978/474-1900

SEGUE SOFTWARE ANNOUNCES PROFITABLE FIRST QUARTER

LEXINGTON, MASS., — April 28, 2004 — Segue Software, Inc. (NASDAQ-SCM: SEGU), the leaders in software quality optimization, today announced financial results for the first quarter ended March 31, 2004. For the first quarter ended March 31, 2004, the Company reported $8.0 million in revenue as compared to revenue of $7.5 million for the first quarter ended March 31, 2003. The revenue for the first quarter of 2004 represents a six percent increase over revenue for the fourth quarter of 2003.

The Company reported net income applicable to common shares for the first quarter ended March 31, 2004, of $171,000, or $0.02 basic and fully diluted income per share. This compares to a net loss applicable to common shares of $125,000, or a $0.01 loss per share, for the same period last year.

The Company’s cash balance at March 31, 2004 was $8.4 million, up from $7.5 million at December 31, 2003 and from $6.0 million at March 31, 2003.

“During the first quarter, we focused on our three strategic priorities: profitable revenue growth; market-driven product innovations; and, a focus on selective partnerships and alliances,” stated Segue Software CEO Joseph Krivickas. “We are seeing the early results from the Company’s alignment to and executions of these strategic priorities.”

“We achieved profitability while growing revenue”, continued Krivickas. “We advanced our Silk products and technologies. And, we announced partnerships with palmOne, PeopleSoft and Keynote.”

As previously announced, the Company will hold a conference call today at 4:45 p.m. EDT to discuss financial results. Investors, securities analysts and other interested parties who would like to participate in the call should dial 1-888-423-3275 (U.S. only). Investors from outside the United States dial +1-651-291-0561. A replay of the call will be available for two weeks following the call and can be accessed by dialing 1-800-475-6701 (domestic) or +1-320-365-3844 (international) and enter access code 728279. A live webcast and replay of the webcast will be available at the investor relations section at www.segue.com. The webcast replay will be available following completion of the live call and for one year thereafter on Segue’s website

About Segue Software

Segue Software, Inc. (NASDAQ-SCM: SEGU) is a global expert in delivering solutions to define, measure, manage and maintain software quality throughout the entire software application lifecycle. Segue’s Quality Optimization solutions help companies reduce business risk, ensure the deployment of high quality software and increase return on investment. Leading businesses around the world, including many of the Fortune 500, rely on Segue’s innovative Silk family of products to protect their business service levels, competitive edge and brand reputation. Headquartered in Lexington, Mass., with offices across North America and Europe, Segue can be reached at +1-781-402-1000 or www.segue.com.

This press release may contain forward-looking statements, such as our focus in 2004. Forward looking statements are statements which contain predictions or projections of future events or performance, and often contain words such as “anticipates”, “can”, “estimates”, “believe”, “expects”, “projects”, “will”, “might”, or other words indicating a statement about the future. The Company notes that any such forward-looking statements are subject to change and are not guarantees of future performance, and that actual results may differ materially from any such predictions or projections, based on various important factors and including, without limitation, the ability of the Company to continue to achieve positive cash flow and sustain profitability in this difficult economic and business climate; the ability of the Company to close large enterprise orders; the Company’s transition to a new management team; the timing and success of introductions of our new products; continued growth in license revenue; new products and announcements from other companies; the Company’s continued access to capital; and changes in technology and industry standards. Additional information on the factors that could affect the Company’s business and financial results is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Segue Software, Inc.
Consolidated Condensed Balance Sheets
(In thousands, except per share data)
Unaudited

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$8,383	$7,495
Accounts receivable, net of allowances of $244 and $268, respectively	5,053	5,607
Other current assets	884	1,021

Total current assets	14,320	14,123
Property and equipment, net	917	1,069
Goodwill, net	1,506	1,506
Other assets	946	939

Total assets	$17,689	$17,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$490	$1,004
Accrued compensation and benefits	1,499	1,931
Accrued lease obligations on excess space	1,444	1,554
Accrued expenses	954	851
Deferred revenue	9,504	9,015

Total current liabilities	13,891	14,355
Stockholders’ equity:
Preferred stock, par value $.01 per share; 9,000 shares authorized; 819 and 819 shares of Series B and 508 and 508 shares of Series C preferred stock issued and outstanding, respectively	3,963	3,884
Common stock, par value $.01 per share; 30,000 shares authorized; 10,035 and 9,926 shares issued, respectively	100	100
Additional paid-in capital	58,349	58,160
Cumulative translation adjustment	278	309
Unearned Compensation	(59)	—
Accumulated deficit	(58,233)	(58,571)

	4,398	3,882
Less treasury stock, at cost, 145 shares	(600)	(600)

Total stockholders’ equity	3,798	3,282

Total liabilities and stockholders’ equity	$17,689	$17,637

Segue Software, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share data)
Unaudited

	Three Months Ended
	March 31,
	2004	2003
Revenue:
Software	$3,575	$3,319
Services	4,471	4,184

Subtotal revenue	8,046	7,503
Less vendor consideration to a customer	(22)	(37)

Net revenue	8,024	7,466
Cost of revenue:
Cost of software	85	64
Cost of services	1,312	1,309

Total cost of revenue	1,397	1,373
Gross margin	6,627	6,093
Operating expenses:
Sales and marketing	3,472	3,559
Research and development	1,650	1,458
General and administrative	1,182	1,063

Total operating expenses	6,304	6,080

Income (Loss) from operations	323	13
Other Income	20	—
Interest Income	21	13

Income (Loss) before provision for income taxes	364	26
Provision for income taxes	26	97

Net income (loss)	338	(71)
Dividends due on preferred stock	(167)	(54)

Net income (loss) applicable to common shares	$171	$(125)

Net income (loss) per share — Basic	$0.02	$(0.01)
Net income (loss) per share — Diluted	$0.02	$(0.01)
Weighted average common shares outstanding — Basic	9,832	9,659
Weighted average common shares outstanding — Diluted *	10,571	9,659

*	The assumed conversion of preferred shares into common shares is not included because their inclusion would be anti-dilutive